Exhibit 8.1
List of Subsidiaries of 51job, Inc.
51net.com Inc.
51net HR
51net Beijing
Wang Jin Information Technology (Shanghai) Co., Ltd.
Qianjin Network Information Technology (Shanghai) Co., Ltd.
Shanghai Qianjin Advertising Co., Ltd.
Wuhan Mei Hao Qian Cheng Advertising Co., Ltd.
Hangzhou Meijin Advertising Co., Ltd.
Kunming Mei Hao Qian Cheng Advertising Co., Ltd.
Dalian Mei Hao Qian Cheng Advertising Co., Ltd.
Chongqing Qian Cheng Wu You Advertising Co., Ltd.
Hefei Wu You Culture Communication Co., Ltd.
Ningbo Qianjin Culture Advertising Co., Ltd.
Shanghai Cheng An Human Resources Co., Ltd.
Beijing Qian Cheng Si Jin Advertising Co., Ltd.
Beijing Run An Information Consultancy Co., Ltd.
Shanghai Run An Lian Information Consultancy Co., Ltd.
Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.
Shanghai Wang Cai Advertising Co., Ltd.
Shanghai Wang Ju Human Resource Consulting Co., Ltd.